FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ELECTS TERRY STINSON TO ITS BOARD OF DIRECTORS
Edgewood, NY – June 17, 2014 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced that during the Annual Meeting of Shareholders Terry Stinson was elected to its Board of Directors.  Mr. Stinson will serve a three-year term.

Mr. Stinson brings over 45 years of executive leadership in the aerospace and defense industry.  Since 2007, Terry was a senior executive with AAR Corp., an international, publicly traded aerospace manufacturing and services company, ending his term there in May 2014 as Executive Vice President. Since 2001, Mr. Stinson has been Chief Executive Officer of his own consulting practice, Stinson Consulting, LLC, engaged in strategic alliances and marketing for the aerospace industry.

From 1998 to 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and served as President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace which included Cessna Aircraft Company.  Prior to that position, he was President of the Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986.

Mr. Stinson is currently a director of Lennox International Inc., company engaged in the design and manufacture of heating, ventilation, air conditioning and refrigeration products. Mr. Stinson previously served as a director of Triumph Group, Inc., a company engaged in the design, manufacture and repair of aerostructures, aircraft components, subassemblies and systems, from September 2003 to March 2008.

Eric Rosenfeld, CPI Aero’s Chairman, commented, “We are very pleased to have Terry join our Board. As a former senior executive of two Fortune 500 companies, Terry will contribute to our board his extensive aerospace management, marketing and operations experience, as well as his general business expertise developed by serving on other public company boards. We look forward to benefiting from his counsel as we pursue the continued growth of our business.”

About CPI Aero
CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets.  Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers.  CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force.  In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.  Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter,  the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod.  In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light Jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter.  CPI Aero is included in the Russell MicroCap Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com